Exhibit 99.1

[CELGENE LOGO]

         Contact:
         Robert J. Hugin                          Brian P. Gill
         Senior VP and CFO                        Director of PR/IR
         Celgene Corporation                      Celgene Corporation
         (908) 673-9102                           (908) 673-9530


                  CELGENE CORPORATION DELIVERS RECORD OPERATING
             PERFORMANCE IN FOURTH QUARTER AND FULL-YEAR 2004 WITH
                       STRONG REVENUE GROWTH AND PROFITS

               39% Increase in Total Revenue For 2004 Versus Prior Year

               35% Increase in Total Product Sales For 2004 Versus Prior Year

               2004 Net Income Triples Over Prior Year

FOURTH QUARTER RESULTS:
-----------------------

o REVLIMID(TM) On Track For First Quarter NDA Submission for Treatment of MDS Patients with 5q Deletion Chromosomal Abnormality

          o    FDA Agreed to Request for Rolling NDA

          o    Non-Clinical (Preclinical, Toxicology) Section Submitted

          o Data From Chemistry, Manufacturing and Controls (CMC) Section Submitted

o Celgene and Pharmion Extended Strategic Collaboration for International Development of THALOMID(R) (thalidomide)

o Celgene Filed an Investigational New Drug (IND) Application for Initial Stem Cell Trial in Sickle Cell Anemia

o Celgene Licensed S.T.E.P.S. Use Patents to Isotrentinoin (Acutane(R)) Manufacturers for Restricted Distribution of the Product

o Major Cooperative Research Groups - SWOG, ECOG & CALGB - Initiated Trials For Evaluation of REVLIMID in Three NIH Supported Major Randomized Controlled Phase III Trials in Newly Diagnosed and Maintenance Myeloma Patients

YEAR-END 2004 HIGHLIGHTS:
-------------------------

o    Celgene Reported Second Consecutive Full-Year of Profitability

o    Full-Year Revenue Increased 39% Versus Prior Year to $377.5 Million

o R&D Expenditures Increased 31% to $160.8 Million Supporting Late-Stage Regulatory Programs

o Adjusted Full-Year Earnings Per Share Increased 338% to $0.35 Per Diluted Share Excluding Impact of Unusual and Non-Recurring Charges of $6.3 Million or $0.04 Per Diluted Share

2005 FINANCIAL OUTLOOK:
-----------------------

o    Celgene Forecasts Strong Revenue and Earnings Growth in 2005

o    Total Revenue in 2005 Expected to Increase to $525 Million Range

o Adjusted Earnings Per Diluted Share in 2005 Targeted to Increase Approximately 57% to a $0.55 Range

o R&D Investments Targeted to Increase 18% to a $190 Million Range to Support Strategic Global Regulatory and Clinical Initiatives

RECENT HIGHLIGHTS:
------------------

o Company Plans to Initiate Phase III MDS & MDS/5q Deletion Trials in the First Half of 2005 for Potential EMEA Regulatory Approval

o 113 Abstracts on Clinical Data for THALOMID(R), REVLIMID(TM), ACTIMID(TM) and ALKERAN(R) Were Presented at The American Society of Hematology 46th Annual Meeting

          o Forty-Nine Abstracts on Thalidomide in Single and Combination Therapies in Newly Diagnosed Multiple Myeloma and Other Hematological Cancers

          o    New REVLIMID Clinical Data in Newly Diagnosed Multiple Myeloma

          o ECOG Phase III Study on THALOMID (thalidomide) Plus Dexamethasone Reported Results for Newly Diagnosed Multiple Myeloma

          o Recent Clinical Data on Combination Oral Treatment Regimen Thalidomide, Melphalan and Prednisone in Newly Diagnosed Multiple Myeloma Patients

          o Additional Clinical Data on REVLIMID in Multiple Myeloma and Myelodysplastic Syndromes

          o New Clinical Data on Prospective Randomized Study with Oral Thalidomide as Maintenance Treatment in Multiple Myeloma

o Celgene Announced its Agreement for Co-Exclusive Rights to Discover and Develop Therapeutics that Modulate NFkB Pathway with Serono SA

o Clinical Data on THALOMID and REVLIMID Presented at XXII Chemotherapy Foundation Symposium

o Focalin XR(TM) Clinical Studies Demonstrated Investigational Once-Daily ADHD Treatment is Safe and Effective in Both Children and Adults

SUMMIT, NJ - (JANUARY 27, 2005) - Celgene Corporation (NASDAQ: CELG) announced adjusted diluted earnings per share of $0.10 for the quarter ended December 31, 2004, driven by record product sales. Total revenue for the fourth quarter increased 31% to $105.4 million from $80.8 million for the prior-year quarter. THALOMID net sales in the fourth quarter of 2004 increased 31% to $86.1 million from $65.6 million in the fourth quarter of 2003. Celgene posted fourth quarter adjusted net income of $17.3 million, or adjusted earnings of $0.10 per diluted share compared to net income of $5.4 million or $0.03 per share in the fourth quarter of last year. Sequentially, total revenue increased approximately 4% to $105.4 million in the fourth quarter from $101.5 million in the third quarter of 2004, with THALOMID sales rising about 9.4% quarter-over-quarter to $86.1 million from $78.7 million.

For the full-year, total revenue was a record $377.5 million, an increase of 39% over the same period in 2003. THALOMID sales for the full-year were $308.6 million, compared to $223.7 million in 2003, an increase of 38% year-over-year. Revenue from the Ritalin(R) family of drugs totaled approximately $9.7 million for the fourth quarter of 2004 and approximately $38.3 million for the year. For the full year, Celgene posted adjusted net income of $60.9 million or adjusted earnings of $0.35 per diluted share, compared to net income of $13.5 million or $0.08 per share in the comparable 2003 period.

On a reported basis, calculated in accordance with U.S. generally accepted accounting Principles (GAAP), Celgene reported earnings per diluted share of $0.07 in the fourth quarter of 2004 versus $0.03 per diluted share in the same quarter last year. For the full year, the Company reported earnings per diluted share of $0.32 versus $0.08 per diluted share in the prior year.

Adjusted net income and per share amounts reflect fourth quarter charges in 2004 relating to a payment of $6.0 million to Serono SA for the co-exclusive rights to the NFkB development program, and a non-cash charge for the accelerated depreciation of $1.5 million associated with the relocation of corporate headquarters.

Adjusted or Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before during and after certain expenses occur that would not otherwise be apparent on a GAAP basis because certain unusual and one-time or non-recurring charges do not affect the Company's basic operations also do not meet the strict GAAP definition of unusual non-recurring items.

To further accelerate the progress of key late-stage regulatory programs, Celgene increased R&D expenditures in three REVLIMID Phase II regulatory programs in myelodysplastic syndromes and multiple myeloma, as well as in the ongoing pivotal Phase III Special Protocol Assessment (SPA) trials for multiple myeloma. Celgene incurred R&D expenses of $44.3 million in the fourth quarter of 2004, representing an increase of 28% compared to the year ago quarter. These R&D expenditures continue to support ongoing clinical progress in multiple proprietary development programs for THALOMID, REVLIMID, ACTIMID, for other immunomodulatory drugs such as CC-11006 and CC-10050, as well as in the PDE4/TNF alpha, kinase and ligase inhibitor programs and stem cell program.

Celgene reported a substantial position of $748.5 million in cash, marketable securities and investments as of December 31, 2004, an increase of $82 million over the prior year.

"In 2005, we expect to continue to build on our solid foundation to accelerate key investments, both commercially and in our regulatory and discovery pipelines, while at the same time delivering significant revenue and earnings growth," said Celgene Chairman and Chief Executive Officer John W. Jackson.

2004 COMPANY HIGHLIGHTS:

CLINICAL, REGULATORY AND DRUG DISCOVERY ACHIEVEMENTS:
-----------------------------------------------------

o Celgene made excellent progress in its efforts to accelerate approval of its lead investigational compound REVLIMID. Clinical data from a variety of studies presented during the year at major medical meetings continued to confirm the significant promise of this first-in-class immunomodulatory drug in treating multiple myeloma (MM) and MDS. Based on ongoing discussions with the FDA, Celgene initiated a rolling submission for its first REVLIMID new drug application (NDA), for the treatment of MDS patients with 5q deletion chromosomal abnormalities. The Company expects its rolling NDA submission to be completed in the first quarter of 2005.

o Celgene filed an investigational new drug (IND) application for its initial stem cell trial in a sickle cell anemia program that was accepted by the FDA. This Phase I trial will study stem cells from Celgene Cellular Therapeutics' cord blood bank and evaluate a small group of patients along a variety of clinical parameters.

o Alan List, M.D., Professor of Medicine and Program Leader Hematologic Malignancies at H. Lee Moffitt Cancer Center, Tampa Florida, highlighted a preliminary intent-to-treat analysis of an on-going Phase II trial evaluating REVLIMID in patients with 5q deletion (MDS-003) at an ASH MDS Educational Session. This analysis confirmed and validated the single center study (MDS-001) observations citing that the hematological response is durable and the side effects are predictable, manageable, and reversible.

o The Eastern Cooperative Oncology Group (ECOG) reported clinical results in a Phase III study (E1A00) using thalidomide plus dexamethasone as therapy in multiple myeloma in comparison to dexamethasone monotherapy. The clinical data were presented at the American Society of Hematology 46TH Annual Meeting. The study reported a statistically significant difference in response rates of 63% versus 41% (p=0.002) at four months with thalidomide plus dexamethasone compared to dexamethasone alone. During the First Quarter of 2005, Celgene plans to submit the data from this trial to the FDA to support a potential accelerated approval of its THALOMID sNDA.

o New data evaluated clinical results for REVLIMID as a new therapeutic approach for patients with newly diagnosed multiple myeloma. A Phase II trial, led by Vincent Rajkumar, M.D., a Mayo Clinic hematologist and oncologist, reported the initial results of this study using the combination of REVLIMID plus dexamethasone. Twenty-five of 30 patients achieved an objective response yielding a response rate of 83% at the time of the presentation at ASH.

o At ASH, recent data evaluating clinical results on the treatment of newly diagnosed multiple myeloma patients with an oral combination therapy consisting of melphalan, prednisone and thalidomide (MPT) reported a statistically significant difference in event-free survival of 25.2 months versus 13.7 months (P<0.001) after a minimum of six months of treatment versus melphalan and prednisone (MP) alone.

o At ASH, new data reported clinical results on maintenance treatment with thalidomide after autologous transplantation for multiple myeloma patients. A Phase II study showed statistical difference in the thalidomide arm for patient progression-free survival
     (PFS) and patient event-free-survival (EFS).

o Mohammad Hussein, M.D., Director of the Cleveland Clinic Cancer Center, evaluated results on REVLIMID as a new therapeutic approach for patients with relapsed/refractory multiple myeloma (MM) at the American Association of Hematology 46th Annual Meeting. This Phase II study reported that clinical data in advanced relapsed/refractory multiple myeloma patients, using the combination doxil, vincristine, reduced frequency dexamethasone and REVLIMID (DVd-R) showed clinical benefit based on a SWOG response rate >66%.

o The Southwest Oncology Group (SWOG) initiated a Phase III randomized, double-blind, placebo controlled trial comparing dexamethasone to the combination of dexamethasone plus REVLIMID in patients with newly diagnosed multiple myeloma. This trial is expected to enroll approximately 500 patients.

o The Eastern Cooperative Oncology Group (ECOG) initiated a randomized Phase III study of REVLIMID plus dexamethasone versus REVLIMID plus low dose dexamethasone in multiple myeloma with thalidomide plus dexamethasone salvage therapy for non-responders. Patients not responding to the dexamethasone/REVLIMID combo will be given thalidomide/dexamethasone salvage therapy. This trial is expected to enroll more than 400 patients.

o The Cancer and Leukemia Group B (CALGB) initiated a study in a Phase III randomized, double-blinded, placebo controlled study of maintenance therapy with REVLIMID or placebo following autologus stem cell transplantation for multiple myeloma. This trial is expected to enroll more than 600 patients.

o Three separate studies presented at the 51st Annual Meeting of the American Academy of Child and Adolescent Psychiatry (AACAP) suggest that Focalin XR may help adults and children manage Attention-Deficit/Hyperactivity Disorder (ADHD) symptoms. Pediatric studies showed that Focalin XR (dexmethylphenidate HCl) extended release capsules may help treat ADHD symptoms for 12 hours. ADHD is one of the most common psychiatric disorders of childhood and is estimated to affect five to seven percent of children and approximately four percent of the adult population.

     2004 CORPORATE AND COMMERCIAL ACHIEVEMENTS:
     -------------------------------------------

o Celgene and Pharmion announced an expansion of their thalidomide development and commercialization collaboration following Celgene's October acquisition of Penn T, a worldwide supplier of thalidomide for both Celgene and Pharmion. The two Companies agreed to revise their Product Supply Agreement and License Agreement whereby Pharmion made payments totaling $80 million, including a $3 million license payment for expanded territories and other license terms, to Celgene in return for a substantial reduction in Pharmion's purchase price of thalidomide.

o Celgene announced an agreement providing Barr Pharmaceuticals, Inc., Mylan/Bertek on behalf of Genpharm, Ranbaxy, and Roche with a non-exclusive license to its patent portfolio directed to restricted distribution methods of safely delivering isotretinoin in potentially high-risk patient populations. The manufacturers of isotretinoin have licensed these patents with the intention of implementing a new pregnancy risk management system for isotretinoin. The patents are directed to, among other things, Celgene's proprietary S.T.E.P.S. (System for Thalidomide Education and Prescribing Safety) program. S.T.E.P.S. is the first FDA-approved managed closed-loop pharmaceutical delivery and restrictive distribution program, and it is protected by a network of multiple patents, including use patents, with long remaining terms.

o Celgene assumed co-exclusive rights with Serono SA to discover and develop therapeutics that modulate the NFkB pathway utilizing technology and know-how previously licensed to Serono SA. Celgene made a one-time payment of $6 million to Serono SA and will make milestone and royalty payments on the sales on any resulting products. Serono SA will have reciprocal milestone payment and royalty obligations to Celgene for any products Serono SA discovers, develops and commercializes utilizing the technology and know-how. Celgene's research group has significant expertise in NFkB biology as well as considerable intellectual property in this area.

2005 FINANCIAL OUTLOOK:
-----------------------

REVENUE

Celgene's initial 2005 financial guidance anticipates total revenue in a $525 million range, an increase of approximately 39% over our 2004 results. The initial financial guidance does not include revenue from REVLIMID product sales, nor does it include expenses associated with the potential commercial launch of REVLIMID. As regulatory timelines become more certain the Company will update this guidance. THALOMID(R) revenue are targeted to reach a $400 million range, representing an increase of approximately 30% over THALOMID revenue of $308.6 million for 2004. We are maintaining our revenue forecast for the Ritalin(R) family of drugs at approximately $60 million in 2005 which includes a significant milestone payment for the approval of FOCALIN XR(TM).

R&D SPENDING

Research and development expense in 2005 is expected to increase to a $190 million range, an increase of approximately 18 % year-over-year, as we continue to increase spending to support multiple key drug development programs, including REVLIMID(TM) pivotal Phase III and Phase II clinical trials for the treatment of multiple myeloma and myelodysplastic syndromes. Important components of R&D spending include (1) Celgene's expanded investment both in its U.S. and European hematological and malignant blood disorder regulatory programs, (2) Celgene's investment in the investigation of its agents in solid tumor clinical trials, and (3) the advancement of multiple high-potential compounds in our discovery programs, including PDE4/TNF-alpha inhibitors, kinase inhibitors, ligase inhibitors, benzopyrans and placental-derived stem cells into the pre-clinical and clinical development pipeline.

SG&A EXPENSES

Selling, general and administrative expenses in 2005 are targeted to reach a range of $140 million, an increase of nearly 24 % year-over-year. An important component of SG&A spending includes Celgene's expanded investment for the commercial support of THALOMID and

ALKERAN(R), as well as expansion of commercial and manufacturing capabilities in the U.K. and Switzerland. This guidance excludes the potential costs of employee's stock options.

EARNINGS PER SHARE

Diluted earnings per share are expected to be in the $0.55 range in 2005, an increase of more than 57% compared to the comparable 2004 period.

ACCOUNTING UPDATES

Public Company Accounting Oversight Board Standard No. 2 requires all audit firms to review the internal controls associated with the Company's preparation of the full financial statements including footnotes before issuing their opinion. Pursuant to this Standard, KPMG's audit opinion on Celgene's financial statements is expected to be rendered near the filing date of the Company's annual report on Form 10K which is required to be filed with the Securities and Exchange Commission by March 16, 2005.

On December 31, 2002, Celgene Corporation entered into several agreements with EntreMed Corporation terminating patent litigation between the two companies. In return for $26.75 million in cash payments, Celgene acquired all related EntreMed thalidomide analog patents, terminated the litigation and received convertible preferred shares equivalent to 16.75 million shares of common stock and warrants to purchase 7 million shares of EntreMed common stock. Based on the Company's analysis at the time Celgene expensed the entire $26.75 million including its equity investment and the warrants through its statement of operations (income statement). The Company is currently reviewing its accounting treatment of the warrants and is evaluating if there is an appropriate methodology for fair valuing these warrants. The Company has not recognized any unrealized gains on the warrants through the statement of operations (income statement) based on multiple reasons including; EntreMed's financial condition at that time, application of the equity method of accounting, its continuing losses, and the Company's inability to place a fair value on the warrants given the significant number of shares underlying the warrants and preferred shares compared to the average share trading volume of EntreMed's common stock. This review may result in a change in how the Company accounts for these warrants resulting in recording changes in the fair value of the warrants in our statement of operations (income statement) in the prior periods and prospectively. The net impact of any change in accounting of this transaction on the statement of operations (income statement) would not have a cumulative negative result beyond the initial $26.75 million already expensed.

WEBCAST

Celgene will host a conference call to discuss the results and achievements of its fourth quarter and 2004 fiscal year operating and financial performance on January 27, 2005 at 9:00 a.m. EDT. The conference call will be available by webcast at www.celgene.com. An audio replay of the call will be available from noon EDT January 27, 2005 until midnight EDT February 4, 2005. To access the replay, dial 1-800-642-1687 and enter Reservation Number 3553208.

ABOUT CELGENE

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the Company's website at www.celgene.com.

THIS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WHICH INVOLVE KNOWN AND UNKNOWN RISKS, DELAYS, UNCERTAINTIES AND OTHER FACTORS NOT UNDER THE COMPANY'S CONTROL, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE OR OTHER EXPECTATIONS IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. THESE FACTORS INCLUDE RESULTS OF CURRENT OR PENDING RESEARCH AND DEVELOPMENT ACTIVITIES, ACTIONS BY THE FDA AND OTHER REGULATORY AUTHORITIES, AND THOSE FACTORS DETAILED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION SUCH AS 10K, 10Q AND 8K REPORTS.

                                      # # #

                               CELGENE CORPORATION
                         CONSOLIDATED FINANCIAL RESULTS
                                   (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

CONSOLIDATED STATEMENT OF OPERATIONS DATA
----------------------------------------------
                                                                 THREE MONTHS ENDED
                                                                  DECEMBER 31, 2004                              THREE MONTHS ENDED
                                                     GAAP            ADJUSTMENTS            "ADJUSTED"            DECEMBER 31, 2003
                                                 ------------    ------------------        ------------          ------------------
Net product sales                                $     91,637       $         --           $     91,637             $     70,707
Collaborative agreements and other revenue              4,593                 --                  4,593                    5,579
Royalty revenue                                         9,178                 --                  9,178                    4,482
                                                 ------------       ------------           ------------             ------------
    Total revenue                                     105,408                 --                105,408                   80,768

Cost of goods sold                                     16,071                 --                 16,071                   16,591
Research and development                               44,332             (6,000)(1)             38,332                   34,659
Selling, general and administrative                    34,788             (1,459)(2)             33,329                   27,891
                                                 ------------       ------------           ------------             ------------
    Total costs and expenses                           95,191             (7,459)                87,732                   79,141
                                                 ------------       ------------           ------------             ------------

Operating income (loss)                                10,217              7,459                 17,676                    1,627

Interest and other income, net                          8,627                 --                  8,627                    3,740
                                                 ------------       ------------           ------------             ------------
Income before taxes                                    18,844              7,459                 26,303                    5,367

Income tax provision                                    6,484              2,567 (3)              9,051                       (5)
                                                 ------------       ------------           ------------             ------------
Net income                                       $     12,360       $      4,892           $     17,252             $      5,372
                                                 ============       ============           ============             ============


PER COMMON SHARE - BASIC AND DILUTED (1)
----------------------------------------------

Net income - basic                               $       0.08       $       0.03           $       0.10             $       0.03
                                                 ============       ============           ============             ============

Net income - diluted                             $       0.07       $       0.03           $       0.10             $       0.03
                                                 ============       ============           ============             ============

Weighted average shares outstanding-basic             164,749            164,749                164,749                  162,524
                                                 ============       ============           ============             ============

Weighted average shares outstanding-diluted           173,669            173,669                173,669                  174,244
                                                 ============       ============           ============             ============

                                                                 TWELVE MONTHS ENDED
                                                                  DECEMBER 31, 2004                              TWELVE MONTHS ENDED
                                                     GAAP            ADJUSTMENTS            "ADJUSTED"            DECEMBER 31, 2003
                                                 ------------    -------------------       ------------          ------------------
Net product sales                                $    330,571       $         --           $    330,571             $    244,453
Collaborative agreements and other revenue             20,012                 --                 20,012                   15,174
Royalty revenue                                        26,919                 --                 26,919                   11,848
                                                 ------------       ------------           ------------             ------------
    Total revenue                                     377,502                 --                377,502                  271,475

Cost of goods sold                                     59,726                 --                 59,726                   52,950
Research and development                              160,852             (6,000)(1)            154,852                  122,700
Selling, general and administrative                   114,196             (1,459)(2)            112,737                   97,724
                                                 ------------       ------------           ------------             ------------
    Total costs and expenses                          334,774             (7,459)               327,315                  273,374
                                                 ------------       ------------           ------------             ------------

Operating income (loss)                                42,728              7,459                 50,187                   (1,899)

Interest and other income, net                         22,365                 --                 22,365                   16,129
                                                 ------------       ------------           ------------             ------------
Income before taxes                                    65,093              7,459                 72,552                   14,230

Income tax provision                                   10,415              1,193 (3)             11,608                      718
                                                 ------------       ------------           ------------             ------------
Net income                                       $     54,678       $      6,266           $     60,944             $     13,512
                                                 ============       ============           ============             ============


PER COMMON SHARE - BASIC AND DILUTED
----------------------------------------------

Net income - basic                               $       0.33       $       0.04           $       0.37             $       0.08
                                                 ============       ============           ============             ============

Net income - diluted                             $       0.32       $       0.04           $       0.35             $       0.08
                                                 ============       ============           ============             ============

Weighted average shares outstanding-basic             163,869            163,869                163,869                  161,774
                                                 ============       ============           ============             ============

Weighted average shares outstanding-diluted           172,855            172,855                172,855                  170,796
                                                 ============       ============           ============             ============



CONSOLIDATED BALANCE SHEET DATA
----------------------------------------------

                                                 DECEMBER 31,       DECEMBER 31,
                                                     2004               2003
                                                 ------------       ------------

Cash, cash equivalents & marketable
   securities                                    $    748,537       $    666,967
Total assets                                        1,120,569            791,336
Convertible notes                                     400,000            400,000
Stockholders' equity                                  461,451            310,054


CELGENE CORPORATION
NOTES TO RECONCILIATION OF GAAP EARNINGS TO "ADJUSTED" EARNINGS
(UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE DATA)

(1)  To exclude the repurchase of license rights from Ares Serono.

(2) To exclude the one-time non-cash expense associated with acceleration of depreciation expense related to the Company's corporate headquarters relocation.

(3)  To reflect the tax effect of the above adjustments.